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                                                                     EXHIBIT 4.2

                         REAL ESTATE PURCHASE AGREEMENT

                                                               Kingman, Arizona,
                                                              September 16, 2001

SELLER(S):

HR INVESTMENTS, a Nevada Partnership and CTR Trust, Thomas R. Reingruber, as Trustee.

BUYER(S):

MICHAEL A. PATTERSON, a married man as his sole and separate property, and JEFF CIACHURSKI, a married man as his sole and separate property, AND/OR NOMINEES.

TERMS:

Received from Michael Patterson and Jeff Ciachurski the sum of $2,500.00, evidenced by a personal check as deposit, in escrow with Chigago Title Insurance Co., Kingman AZ, said check deposited on account towards the purchase price of $110,000.00 for the purchase of property situated in Mojave County, Arizona, described as follows:

The North half (N1/2) of Section 3 and the North half of the Southwest quarter (N1/2 SW1/4) of Section 3. Township 25 North, Range 16 West of the Gila and Salt River Base and Meridian, Mojave County, Arizona. Total 400 +- acres.

The balance of the Terms of the Purchase Agreement are as follows:

Close of Escrow will be on or before January 2,2002. Possession shall be delivered to Buyer upon Close of Escrow.

Buyer will pay $60,000 on or before January 2,2002. Seller will carry back an interest free note in the amount $50,000, all payable in full on or before March 31, 2002. In the event Buyer fails to meet the March 31,2002 due date, Buyer and Seller agree that interest on $50,000 will begin to accrue at the rate of Ten percent (10%) per annum until paid in full.

Seller guarantees property to be free and clear of all liens and encumbrances at the close of Escrow.

Buyer agrees to pay 100% of Escrow Fees and Title Insurance.

Seller to pay all pro-rated property taxes and assessments until the date of the Close of Escrow.

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This agreement is subject to buyers approval of a Title Report upon the subject property(ies).

The undersign acknowledge receipt of a copy hereof, and authorize a copy to be delivered to Chicago Title Company, Kingman AZ, for escrow to be opened.

BUYER: -s- Michael A. Patterson
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       For Michael A. Patterson and Jeff Ciachurski

SELLER -s- Thomas R. Reingruber
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       For HR Investments and CTR Trust

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This agreement is subject to buyers approval of a Title Report upon the subject property(ies).

The undersign acknowledge receipt of a copy hereof, and authorize a copy to be delivered to Chicago Title Company, Kingman AZ, for escrow to be opened.

BUYER: -s- Michael A. Patterson
       -------------------------------------------------------
       For Michael A. Patterson and Jeff Ciachurski

SELLER -s- Thomas R. Reingruber
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       For HR Investments and CTR Trust